Exhibit 99.1

News Release
WINNEBAGO INDUSTRIES REPORTS THIRD QUARTER FISCAL 2025 RESULTS
-- Net Revenues and EPS in Line with Preliminary Results Forecast --
-- Towable RV Segment Achieves Unit Volume Growth as New Products Target Affordability --
-- Continued Retail Share Gains Drive Marine Segment’s Strong Profitability Growth --
-- Company Updates Fiscal 2025 Full-Year Outlook --

EDEN PRAIRIE, MINN, June 25, 2025 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the fiscal 2025 third quarter ended May 31, 2025.

Third Quarter Fiscal 2025 Financial Summary
•Net revenues of $775.1 million
•Gross profit of $106.0 million, representing 13.7% gross margin
•Net income of $17.6 million, or $0.62 per diluted share; adjusted earnings per diluted share of $0.81
•Adjusted EBITDA of $46.5 million, representing 6.0% adjusted EBITDA margin

CEO Commentary
“Our fiscal third-quarter results reflect both the diverse dynamics of our business segments and the challenges posed by an uncertain economic environment,” said Michael Happe, President and Chief Executive Officer of Winnebago Industries. "While retail demand across the outdoor recreation sector remains soft, our dealer partners are navigating the market with prudence and agility. At Winnebago Industries, we continue to pursue discipline in every aspect of our operations. We are focused on protecting long-term profitability and sustaining strong customer relationships while aligning production closely with healthy field inventory turn targets. Most importantly, I want to thank our entire team for their dedication. Their commitment and resilience continue to power our progress and position us for future growth.”
“Winnebago Industries' 67-year history of innovation is reflected in the exciting new products and model year updates launching across our portfolio,” Happe continued. “In our Towable RV segment, we are leaning into the growing consumer emphasis on affordability by introducing a range of competitively priced products that are meeting the needs of today’s buyers. New travel trailer offerings such as the Grand Design Transcend Series and the Winnebago Thrive are designed to deliver exceptional value and quality, ensuring that more families can experience the RV lifestyle without compromising on comfort or reliability. In our Motorhome RV segment, Grand Design RV’s entrance into the motorized market with the expanding Lineage Series and new product entries from Newmar are gaining share momentum. In our Marine segment, our Chris-Craft and Barletta brands also continue to grow market share, helping to drive a double-digit increase in profitability."

Third Quarter Fiscal 2025 Results
Net revenues were $775.1 million, a decrease of 1.4% compared to $786.0 million in the third quarter of last year, driven by a reduction in average selling price per unit related to product mix, partially offset by targeted price increases. Volume growth in the Towable RV and Marine segments was partially offset by volume reductions in the Motorhome RV segment, as dealers continue their efforts to right-size field inventories in this segment.
Gross profit was $106.0 million, a decrease of 10.3% compared to $118.2 million in the third quarter of last year. Gross profit margin decreased 130 basis points in the quarter to 13.7%, primarily as a result of higher warranty experience and product mix, partially offset by operational efficiencies compared to prior year.
Selling, general and administrative expenses were $70.3 million, an increase of 1.9% compared to $69.1 million in the third quarter of last year, primarily due to investment to support the growth of the new Grand Design motorhome business.
Operating income was $30.2 million, a decrease of 30.7% compared to $43.5 million in the third quarter of last year.
Net income was $17.6 million, compared to net income of $29.0 million in the third quarter of last year. Reported earnings per diluted share was $0.62, compared to reported earnings per diluted share of $0.96 in the third quarter of last year. Adjusted earnings per diluted share was $0.81, a decrease of 26.4% compared to adjusted earnings per diluted share of $1.10 in the third quarter of last year.
Consolidated Adjusted EBITDA was $46.5 million, a decrease of 19.8%, compared to $58.0 million in the third quarter of last year.

Third Quarter Fiscal 2025 Segments Summary
Towable RV

	Three Months Ended
($, in millions)	May 31, 2025	May 25, 2024	Change(1)
Net revenues	$371.7	$386.3	(3.8)%
Adjusted EBITDA	$35.4	$41.9	(15.7)%
Adjusted EBITDA Margin	9.5%	10.9%	(140)	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Net revenues for the Towable RV segment decreased from the prior year, primarily due to a shift in product mix toward lower price-point models, partially offset by higher unit volume.
•Segment Adjusted EBITDA margin decreased from the prior year, primarily due to higher warranty experience and deleverage, including that associated with product mix, partially offset by operational efficiencies.

Motorhome RV

	Three Months Ended
($, in millions)	May 31, 2025	May 25, 2024	Change(1)
Net revenues	$291.2	$299.0	(2.6)%
Adjusted EBITDA	$3.0	$13.4	(77.7)%
Adjusted EBITDA Margin	1.0%	4.5%	(340)	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Net revenues for the Motorhome RV segment decreased from the prior year, primarily due to lower unit volume related to current market conditions, partially offset by product mix.
•Segment Adjusted EBITDA margin decreased from the prior year, primarily reflecting higher discounts and allowances, volume deleverage and operational inefficiencies associated with the Winnebago motorhome business.
Marine

	Three Months Ended
($, in millions)	May 31, 2025	May 25, 2024	Change(1)
Net revenues	$100.7	$87.9	14.6%
Adjusted EBITDA	$11.6	$8.5	37.0%
Adjusted EBITDA Margin	11.6%	9.7%	190	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Net revenues for the Marine segment increased from the prior year, primarily driven by unit volume and targeted price increases, partially offset by product mix.
•Segment Adjusted EBITDA increased from the prior year, primarily driven by targeted price increases and leverage, partially offset by product mix and higher warranty expense.

Balance Sheet and Cash Flow
As of May 31, 2025, cash and cash equivalents totaled $10.5 million. The Company had total outstanding debt of $539.9 million ($550.0 million of debt, net of debt issuance costs of $10.1 million) and working capital of $444.2 million. Cash flow used in operations was $25.3 million in the fiscal 2025 third quarter.

Quarterly Cash Dividend
On May 16, 2025, the Company’s Board of Directors approved a quarterly cash dividend of $0.34 per share payable on June 25, 2025, to common stockholders of record at the close of business on June 11, 2025.

Outlook
Based on its results through the first three quarters of fiscal 2025, current business conditions and its outlook for the remainder of the year, the Company is updating its fiscal 2025 guidance as follows:

•    Net revenues in the range of $2.7 billion to $2.8 billion
•    Reported earnings per diluted share of $0.50 to $1.00
•    Adjusted earnings per diluted share of $1.20 to $1.70(1)

“Although the macroeconomic backdrop presents near-term challenges, we remain confident in the resilience of our brands and the long-term potential of our end markets,” Happe said. “With a new leadership team in place, Winnebago motorhomes is launching a comprehensive margin recapture plan centered on refreshing the product line, boosting operational efficiency and rebuilding sustained profitability beginning in fiscal 2026. The growing appeal of the outdoor lifestyle—especially among younger and more diverse consumers—continues to drive strong interest in RVing and boating. This trend supports our view for meaningful growth across our portfolio as market conditions normalize.”

Q3 FY 2025 Conference Call
Winnebago Industries, Inc. will discuss third quarter fiscal 2025 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call and view the accompanying presentation slides via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the business outlook and financial guidance for Fiscal 2025. Investors are cautioned that forward-looking statements are inherently uncertain and involve potential risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including, but not limited to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; availability of financing for RV and marine dealers and retail purchasers; competition and new product introductions by competitors; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; risk related to cyclicality and seasonality of our business; risk related to independent dealers; risk related to dealer consolidation or the loss of a significant dealer; significant increase in repurchase obligations; ability to retain relationships with our suppliers and obtain components; business or production disruptions; inadequate management of dealer inventory levels; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims and product recalls; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; increased attention to environmental, social, and governance ("ESG") matters, and our ability to meet our commitments; impairment of goodwill and trade names; risks related to our 2030 Convertible Notes and Senior Secured Notes, including our ability to satisfy our obligations under these notes; and changes in recommendations or a withdrawal of coverage by third party security analysts. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. We caution that the foregoing list of important factors is not complete. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Investors: Ray Posadas
ir@winnebagoind.com

Media: Dan Sullivan
media@winnebagoind.com

Winnebago Industries, Inc.
Footnotes to News Release

Footnotes:

(1)     Fiscal 2025 adjusted EPS guidance excludes the pretax impact of intangible amortization of approximately $22 million and an asset impairment of approximately $1 million.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions, except percent and per share data)	May 31, 2025		May 25, 2024
Net revenues	$775.1	100.0%	$786.0	100.0%
Cost of goods sold	669.1	86.3%	667.8	85.0%
Gross profit	106.0	13.7%	118.2	15.0%
Selling, general, and administrative expenses	70.3	9.1%	69.1	8.8%
Amortization	5.5	0.7%	5.6	0.7%
Total operating expenses	75.8	9.8%	74.7	9.5%
Operating income	30.2	3.9%	43.5	5.5%
Interest expense, net	6.7	0.9%	5.8	0.7%
Non-operating (income) loss	(0.4)	(0.1)%	2.2	0.3%
Income before income taxes	23.9	3.1%	35.5	4.5%
Income tax provision	6.3	0.8%	6.5	0.8%
Net income	$17.6	2.3%	$29.0	3.7%

Earnings per common share:
Basic	$0.63		$0.99
Diluted	$0.62		$0.96
Weighted average common shares outstanding:
Basic	28.0		29.2
Diluted	28.4		30.4

	Nine Months Ended
(in millions, except percent and per share data)	May 31, 2025		May 25, 2024
Net revenues	$2,020.9	100.0%	$2,252.6	100.0%
Cost of goods sold	1,755.0	86.8%	1,913.3	84.9%
Gross profit	265.9	13.2%	339.3	15.1%
Selling, general, and administrative expenses	212.1	10.5%	204.4	9.1%
Amortization	16.7	0.8%	16.9	0.7%
Total operating expenses	228.8	11.3%	221.3	9.8%
Operating income	37.1	1.8%	118.0	5.2%
Interest expense, net	19.3	1.0%	15.2	0.7%
Loss on note repurchase	2.0	0.1%	32.7	1.5%
Non-operating (income) loss	(1.0)	(0.1)%	5.8	0.3%
Income before income taxes	16.8	0.8%	64.3	2.9%
Income tax provision	4.8	0.2%	22.2	1.0%
Net income	$12.0	0.6%	$42.1	1.9%

Earnings per common share:
Basic	$0.43		$1.43
Diluted	$0.42		$1.40
Weighted average common shares outstanding:
Basic	28.3		29.3
Diluted	28.4		30.6
Amounts in tables are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
In addition, percentages may not add in total due to rounding.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in millions)	May 31, 2025	August 31, 2024
Assets
Current assets
Cash and cash equivalents	$10.5	$330.9
Receivables, net	242.9	183.5
Inventories, net	477.8	438.7
Prepaid expenses and other current assets	28.1	35.6
Total current assets	759.3	988.7
Property, plant, and equipment, net	336.2	338.9
Goodwill	484.2	484.2
Other intangible assets, net	462.4	479.0
Investment in life insurance	28.6	29.6
Operating lease assets	43.1	46.6
Other long-term assets	18.9	17.2
Total assets	$2,132.7	$2,384.2

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$128.6	$144.7
Current maturities of long-term debt, net	—	59.1
Accrued expenses	186.5	200.9
Total current liabilities	315.1	404.7
Long-term debt, net	539.9	637.1
Deferred income tax liabilities, net	2.2	3.0
Unrecognized tax benefits	5.9	5.4
Long-term operating lease liabilities	41.0	45.6
Other long-term liabilities	12.7	15.1
Total liabilities	916.8	1,110.9
Shareholders' equity	1,215.9	1,273.3
Total liabilities and shareholders' equity	$2,132.7	$2,384.2

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Nine Months Ended
(in millions)	May 31, 2025	May 25, 2024
Operating activities
Net income	$12.0	$42.1
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	28.7	25.5
Amortization	16.7	16.9
Amortization of debt issuance costs	2.3	2.4
Last in, first-out expense	(0.6)	(0.1)
Stock-based compensation	12.2	11.5
Deferred income taxes	(0.7)	(3.8)
Loss on note repurchase	2.0	32.7
Asset impairment	1.2	—
Contingent consideration fair value adjustment	—	1.1
Payments of earnout liability above acquisition-date fair value	—	(14.7)
Other, net	(1.2)	3.1
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	(59.0)	(20.8)
Inventories, net	(38.5)	28.7
Prepaid expenses and other assets	7.2	6.8
Accounts payable	(15.8)	(12.1)
Income taxes and unrecognized tax benefits	4.3	14.3
Accrued expenses and other liabilities	(23.3)	(30.4)
Net cash (used in) provided by operating activities	(52.5)	103.2

Investing activities
Purchases of property, plant, and equipment	(29.2)	(33.8)
Proceeds from the sale of property, plant, and equipment	2.1	0.3
Other, net	1.6	(2.9)
Net cash used in investing activities	(25.5)	(36.4)

Financing activities
Borrowings on long-term debt	15.3	2,652.2
Repayments on long-term debt	(175.2)	(2,596.0)
Payments for convertible note bond hedge	—	(68.7)
Proceeds from issuance of convertible note warrant	—	31.3
Proceeds from partial unwind of convertible note bond hedge	—	55.8
Payments for partial unwind of convertible note warrant	—	(25.3)
Payments of cash dividends	(29.3)	(27.8)
Payments for repurchases of common stock	(53.6)	(64.3)
Payments of debt issuance costs	—	(10.4)
Payments of earnout liability up to acquisition-date fair value	—	(5.8)
Other, net	0.4	0.4
Net cash used in financing activities	(242.4)	(58.6)

Net (decrease) increase in cash and cash equivalents	(320.4)	8.2
Cash and cash equivalents at beginning of period	330.9	309.9
Cash and cash equivalents at end of period	$10.5	$318.1

Supplemental Disclosures
Income taxes paid, net	$2.3	$12.6
Interest paid	17.3	13.9

Non-cash investing and financing activities
Capital expenditures in accounts payable	$3.9	$2.2
Accrued debt issuance costs	—	—
Increase in lease assets in exchange for lease liabilities:
Operating leases	2.3	9.8
Finance leases	0.2	1.2

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 31, 2025	% of Revenues(1)	May 25, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$371.7		$386.3		$(14.7)	(3.8)%
Adjusted EBITDA	35.4	9.5%	41.9	10.9%	(6.6)	(15.7)%

	Three Months Ended
Unit deliveries	May 31, 2025	Product Mix(2)	May 25, 2024	Product Mix(2)	Unit Change	% Change
Travel trailer	6,569	69.2%	6,120	66.1%	449	7.3%
Fifth wheel	2,926	30.8%	3,143	33.9%	(217)	(6.9)%
Total Towable RV	9,495	100.0%	9,263	100.0%	232	2.5%

	Nine Months Ended
	May 31, 2025	% of Revenues(1)	May 25, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$913.9		$1,001.8		$(87.9)	(8.8)%
Adjusted EBITDA	66.0	7.2%	101.8	10.2%	(35.9)	(35.2)%

	Nine Months Ended
Unit deliveries	May 31, 2025	Product Mix(2)	May 25, 2024	Product Mix(2)	Unit Change	% Change
Travel trailer	16,034	68.7%	15,987	67.0%	47	0.3%
Fifth wheel	7,302	31.3%	7,869	33.0%	(567)	(7.2)%
Total Towable RV	23,336	100.0%	23,856	100.0%	(520)	(2.2)%

Dealer Inventory(3)	May 31, 2025		May 25, 2024		Unit Change	% Change
Units	17,747		18,110		(363)	(2.0)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Data is based on the latest information available from our dealer partners and is subject to timing of reporting and other limitations.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 31, 2025	% of Revenues(1)	May 25, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$291.2		$299.0		$(7.9)	(2.6)%
Adjusted EBITDA	3.0	1.0%	13.4	4.5%	(10.4)	(77.7)%

	Three Months Ended
Unit deliveries	May 31, 2025	Product Mix(2)	May 25, 2024	Product Mix(2)	Unit Change	% Change
Class A	288	20.1%	417	24.8%	(129)	(30.9)%
Class B	406	28.4%	476	28.3%	(70)	(14.7)%
Class C	737	51.5%	787	46.8%	(50)	(6.4)%
Total Motorhome RV	1,431	100.0%	1,680	100.0%	(249)	(14.8)%

	Nine Months Ended
	May 31, 2025	% of Revenues(1)	May 25, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$798.5		$971.8		$(173.3)	(17.8)%
Adjusted EBITDA	10.9	1.4%	60.7	6.2%	(49.8)	(82.0)%

	Nine Months Ended
Unit deliveries	May 31, 2025	Product Mix(2)	May 25, 2024	Product Mix(2)	Unit Change	% Change
Class A	808	20.2%	1,269	24.3%	(461)	(36.3)%
Class B	1,158	29.0%	1,815	34.8%	(657)	(36.2)%
Class C	2,031	50.8%	2,128	40.8%	(97)	(4.6)%
Total Motorhome RV	3,997	100.0%	5,212	100.0%	(1,215)	(23.3)%

Dealer Inventory(3)	May 31, 2025		May 25, 2024		Unit Change	% Change
Units	3,614		4,386		(772)	(17.6)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Data is based on the latest information available from our dealer partners and is subject to timing of reporting and other limitations.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 31, 2025	% of Revenues(1)	May 25, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$100.7		$87.9		$12.8	14.6%
Adjusted EBITDA	11.6	11.6%	8.5	9.7%	3.1	37.0%

	Three Months Ended
Unit deliveries	May 31, 2025		May 25, 2024		Unit Change	% Change
Boats	1,254		1,127		127	11.3%

	Nine Months Ended
	May 31, 2025	% of Revenues(1)	May 25, 2024	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$272.9		$245.0		$27.9	11.4%
Adjusted EBITDA	27.7	10.2%	20.1	8.2%	7.6	38.1%

	Nine Months Ended
Unit deliveries	May 31, 2025		May 25, 2024		Unit Change	% Change
Boats	3,471		3,107		364	11.7%

Dealer Inventory(2,3)	May 31, 2025		May 25, 2024		Unit Change	% Change
Units	3,069		3,400		(331)	(9.7)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Due to the nature of the Marine industry, this amount includes a higher proportion of retail sold units than our other segments.
(3)    Data is based on the latest information available from our dealer partners and is subject to timing of reporting and other limitations.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended		Nine Months Ended
	May 31, 2025	May 25, 2024	May 31, 2025	May 25, 2024
Diluted earnings per share	$0.62	$0.96	$0.42	$1.40
Acquisition-related costs(1)	—	—	—	0.05
Amortization(1)	0.19	0.19	0.59	0.55
Change in fair value of note receivable(1)	—	—	—	0.10
Contingent consideration fair value adjustment(1)	—	—	—	0.03
Loss on note repurchase(2,3)	—	—	0.07	1.07
Asset impairment(1)	0.04	—	0.04	—
Tax impact of adjustments(3,4)	(0.05)	(0.04)	(0.16)	(0.17)
Adjusted diluted earnings per share(5,6)	$0.81	$1.10	$0.96	$3.04
(1)    Represents a pre-tax adjustment.
(2)    Represents the loss incurred on the partial repurchase of our Senior Secure Notes in the second quarter of Fiscal 2025 and partial repurchase of our 2025 Convertible Notes in the second quarter of Fiscal 2024.
(3)    The loss on note repurchase in the second quarter of Fiscal 2025 was tax-deductible, while the loss in the second quarter of Fiscal 2024 did not qualify for a tax deduction.
(4)    Income tax impact calculated using the statutory tax rate for the U.S. of 23.0% for Fiscal 2025 and Fiscal 2024.
(5)    Beginning in the fourth quarter of Fiscal 2024, the Company updated its definition of Adjusted EPS to no longer adjust for the impact of a call spread overlay that was put in place upon the issuance of convertible notes, and which economically offsets dilution risk. Prior period amounts have been revised to conform to current year presentation.
(6)    Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
(in millions)	May 31, 2025	May 25, 2024	May 31, 2025	May 25, 2024
Net income	$17.6	$29.0	$12.0	$42.1
Interest expense, net	6.7	5.8	19.3	15.2
Income tax provision	6.3	6.5	4.8	22.2
Depreciation	9.6	8.9	28.7	25.5
Amortization	5.5	5.6	16.7	16.9
EBITDA	45.7	55.8	81.5	121.9
Acquisition-related costs	—	—	—	1.5
Change in fair value of note receivable	—	—	—	3.0
Contingent consideration fair value adjustment	—	—	—	1.1
Loss on note repurchase	—	—	2.0	32.7
Asset impairment	1.2	—	1.2	—
Non-operating (income) loss	(0.4)	2.2	(1.0)	1.7
Adjusted EBITDA	$46.5	$58.0	$83.7	$161.9

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-backed revolving credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.